Exhibit 99.1

ELGT Announces SB-2 Registration Effective Date
Friday June 16, 2006,

GARLAND, Texas--(BUSINESS WIRE)--June 16, 2006--Electric & Gas Technology, Inc. (OTCBB:ELGT - News) today announced the acceptance by the SEC of its SB-2 Registration of Common Stock and Warrants originally filed on May 30, 2006. The Application was accepted on June 14, 2006.

Included in the Registration Statement are 2,000,000 shares of "shelf stock" which the company will reserve for future "time to time" sale of equity and or for prospective acquisitions. Daniel A. Zimmerman, CEO and President commented; "We are pleasantly surprised with the speed with which this application was accepted. This will benefit the company in that it will set the clock running for redemption of outstanding warrants and "greenshoe" provisions in previous equity sales, bringing cash into the company sooner than later".

Regarding the shelf registration, Zimmerman said; "The inclusion of the shelf registration is a key element in our 5 year plan. We recognize that in order to meet our revenue objectives of $50,000,000 we will need to make one or two well placed acquisitions before 2010. The availability of these shares will broaden our range of options in terms of how we might finance those acquisitions".

About ELGT

Electric & Gas  Technology,  Inc.  (ELGT) is a  publicly  traded  company  that, through its subsidiaries, operates in two distinct business segments: (1) Utilities Products and (2) Contract Manufacturing. Headquartered in Garland, Texas, Reynolds Equipment Company, a wholly owned subsidiary, manufactures and sells gas measurement equipment to the natural gas industry world wide. The Company's products include mechanical instruments, electronic instruments and odorization equipment. Logic Metals Technology, Inc., a second operating subsidiary, has been a dynamic and reliable supplier of close tolerance fabricated metal components and assemblies to a variety of industries. The Company supplies precision fabricated parts to the telecommunications, electronics, medical, banking and sorting industries. Logic Metals provides precision sheet metal fabrication prototypes, small and large run parts and assemblies with exacting quality and engineering specifications. For additional information, visit our website www.elgt.com.

This release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934, which represents the Company's expectations or beliefs concerning, among other things, future operating results and various components thereof and the adequacy of future operations to provide sufficient liquidity. The Company cautions that such matters necessarily involve significant risks and uncertainties that could cause actual operating results and liquidity needs to differ materially from such statements, including, without limitation: (i) increased competition, (ii) the price-sensitive nature of product demand, (iii) the Company's dependence upon favorable pricing from its suppliers and (iv) other risks indicated herein and in filings with the SEC.

Contact:
Electric & Gas Technology, Inc., Garland
Vicki Arner, 972-840-3223
ir@elgt.com
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